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                      Consent of Independent Accountants

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 22 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 16, 1998, relating to the financial statements and financial highlights of the AVESTA Trust ("the Trust") which is incorporated by reference into the Statement of Additional Information, and to the incorporation by reference of our report into the Prospectuses which constitute part of this Registration Statement. We also consent to the references to us under the headings "Independent Accountants" in such Statement of Additional Information and to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Prospectuses.

/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP

Houston, TX
April 24, 1998